EXHIBIT 99.1

O-I Appoints Corbin A. McNeill, Jr., to Board of Directors

TOLEDO, Ohio, April 22, 2005 — Owens-Illinois, Inc., (NYSE: OI) today announced that Corbin A. McNeill, Jr., has been appointed to serve on the Company’s Board of Directors effective April 19, 2005.  Mr. McNeill will serve as Chairman of the Risk Management Committee and will be a member of the Compensation Committee.

Mr. McNeill is the retired chairman and co-CEO of Exelon Corporation, one of the nation’s largest utilities, which was formed in October 2000 with the merger of PECO Energy Company and Unicom Corporation. Prior to the merger, he had served as the chairman, president and CEO of PECO Energy since 1997.  Mr. McNeill joined PECO in 1988 as executive vice president, nuclear. In 1990, he was elected president and chief operating officer and a director of the company.  In 1995, he was elected president and CEO.  Before joining PECO, Mr. McNeill spent 21 years in the U.S. Navy as a nuclear submarine officer.  He was subsequently employed by the New York Power Authority and Public Service Electric and Gas Company prior to joining PECO.

Mr. McNeill holds a bachelor of science degree from the U.S. Naval Academy and has completed graduate courses in business at the University of California - Berkeley and Syracuse University.  He is also a graduate of Stanford University’s executive management program.

Currently, Mr. McNeill serves as vice chairman of the United States Naval Academy Alumni Association (USNAAA) and on the board of directors of Associated Electric & Gas Insurance Services Limited (AEGIS), Northwestern Corporation, Ontario Power Generation, and Portland General Electric where he serves as chairman of the board.  He is also a former trustee of Drexel University, which awarded him an honorary doctor of science degree; The Valley Forge Military Academy, and former chairman of Leadership Inc.

“I am delighted to welcome Corbin to the O-I Board,” said Steve McCracken, O-I chairman and chief executive officer. “Corbin’s business experience and vast background make him a great addition to our team of directors as we seek to transform O-I.”

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world. With leading positions in Europe, North America, Asia Pacific and South America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries. In 2004, annual revenues were $6.2 billion. For more information, visit http://www.o-i.com .

CONTACT:   O-I, Sara Theis, 419-247-1297

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